Exhibit (a)(1)(E)

U.S. Offer to Purchase For Cash

ALL OUTSTANDING ORDINARY SHARES, NO NOMINAL VALUE, HELD BY U.S. HOLDERS AND

ALL SHARES REPRESENTED BY OUTSTANDING AMERICAN DEPOSITARY

SHARES, HELD BY ALL HOLDERS, WHEREVER LOCATED,

of

ABLYNX NV

at

€45.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST

and

€45.00 PER AMERICAN DEPOSITARY SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST

Pursuant to the Offer to Purchase dated April 4, 2018

by

SANOFI

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 4, 2018, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

April 4, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Sanofi, a French société anonyme (“Offeror”), to act as information agent (the “Information Agent”) in connection with Offeror’s offer to purchase up to 100% of the issued and outstanding ordinary shares, no nominal value (“Shares”) of Ablynx NV, a Belgian naamloze vennootschap (the “Company”) from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and up to 100% of the outstanding Shares of the Company represented by American Depositary Shares of the Company (each, an “ADS” and collectively, “ADSs”) issued by JPMorgan Chase Bank, N.A., acting as depositary from all holders (the “Depositary”), pursuant to that certain Deposit Agreement, dated as of September 5, 2014, among the Company, the Depositary and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder (as amended, the “Deposit Agreement”), wherever located, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form, as applicable (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”). Please furnish copies of the enclosed materials to those of your clients that are (i) U.S. holders and for whom you hold Shares and/or (ii) holders of ADS and for whom you hold ADSs, in each case, registered in your name or in the name of your nominee.

The conditions to the U.S. Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold ADSs, wherever located, and Shares held by U.S. holders registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Share Acceptance Form;

3. The ADS Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) for your use in accepting the U.S. Offer and tendering ADSs and for the information of your clients;

4. The Share Withdrawal Form;

5. A form of letter which may be sent to your clients for whose accounts you hold ADSs or Shares held by U.S. holders, registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer; and

6. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the U.S. Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 4, 2018, unless the U.S. Offer is extended or earlier terminated.

The U.S. Offer is being made pursuant to that certain Heads of Agreement Relating to a Friendly Tender Offer for Ablynx NV, dated January 28, 2018 (as it may be amended from time to time, the “Heads of Agreement”), by and between Offeror and the Company. Under the Heads of Agreement, Offeror has agreed to commence the U.S. Offer as contemporaneously as practicable with the commencement of the offer to purchase all of the Company’s Shares, warrants and bonds in Belgium and Offeror’s obligation to accept for payment and pay for ADSs and Shares tendered pursuant to the U.S. Offer is subject to the terms and conditions of the Heads of Agreement. Under the Heads of Agreement, subject to the satisfaction or waiver of certain conditions, among other things, Offeror has agreed to acquire in the U.S. Offer Shares held by U.S. holders and the outstanding ADSs, wherever their holders are located, at an offer price of €45.00 per Share and per ADS, net to the seller in cash, without interest (the “Offer Price”). The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” of the Offer to Purchase and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders.

The Board of Directors of the Company (the “Company Board”) has unanimously: (i) declared that the Heads of Agreement and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted and approved the Heads of Agreement and approved that the Company enter into the Heads of Agreement and consummate the transactions contemplated thereby, including the U.S. Offer, on the terms and subject to the conditions set forth therein, and (iii) determined to recommend that the U.S. holders of Shares and holders of ADSs accept the U.S. Offer and tender their Shares and/or ADSs to Offeror pursuant to the U.S. Offer.

Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to JPMorgan Chase Bank, N.A. (the “U.S. ADS Tender Agent”), BNP Paribas Fortis NV/SA (the “U.S. Share Tender Agent”), and the Information Agent in connection with the solicitation of tenders of Shares held by U.S. holders or ADSs pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall render you, the agent of Offeror, the Information Agent or the U.S. ADS Tender Agent or the U.S. Share Tender Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the U.S. Offer including the other transactions contemplated by the Heads of Agreement other than the enclosed documents and the statements contained therein.

The Information Agent for the U.S. Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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